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                                                               Exhibit (j)(i)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 20, 2000, relating the financial statements and financial highlights appearing in the Annual Report to Shareholders of each of the funds comprising The Select Sector SPDR Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "General Information" and "Financial Highlights" in the Prospectus and under the heading "Counsel and Independent Auditors" in the Statement of Additional Information.



PricewaterhouseCoopers LLP
Boston, Massachusetts
January 23, 2001